Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF NOVEMBER 5, 2010

BY AND AMONG

NOVADAQ CORP.,

PLC SYSTEMS INC.,

PLC MEDICAL SYSTEMS, INC.,

PLC SISTEMAS MEDICOS INTERNACIONAIS (DEUTSCHLAND) GMBH

AND

SOLELY FOR THE LIMITED PURPOSE OF SECTION 12.20, NOVADAQ TECHNOLOGIES INC.

i

4.15	Employees and Consultants	19
4.16	Employee Benefit Plans	20
4.17	Compliance with Legal Requirements	21
4.18	Governmental Approvals	21
4.19	Litigation	21
4.20	Taxes	22
4.21	Solvency	22
4.22	Product Warranties	22
4.23	Product Liability	23
4.24	Disclosure	23
4.25	Brokers	23
4.26	Transactions with Affiliates	23
4.27	Proxy Statement	23
4.28	Vote Required	23

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	24

5.1	Organization and Good Standing	24
5.2	Authority	24
5.3	No Conflicts; Required Consents	24
5.4	Financial Capacity	25
5.5	Brokers	25
5.6	Proxy Statement	25

ARTICLE 6.	CONDUCT PRIOR TO CLOSING	25

6.1	Sellers’ Conduct of the TMR Business	25
6.2	No Solicitation	26
6.3	Updated Assumed Contracts Schedule	27

ARTICLE 7.	ADDITIONAL AGREEMENTS	28

7.1	PLC Parent Shareholders’ Meeting	28
7.2	Certain Notifications	29
7.3	Access to Information	30
7.4	Reasonable Efforts	30
7.5	Consents	30
7.6	Expenses	31

7.7	Confidentiality	31
7.8	Bulk Sales Law Waiver	31
7.9	FDA Matters	31
7.10	Limited Power of Attorney	31
7.11	Records and Documents	31
7.12	Insurance and Warranty Claims	32

ARTICLE 8.	EMPLOYEES	32

8.1	Transferred Employees	32
8.2	Employee Benefit Arrangements	32
8.3	No Benefit to Sellers Employees Intended	33

ARTICLE 9.	CONDITIONS TO CLOSING	33

9.1	Conditions Precedent to Obligations of Buyer	33
9.2	Conditions Precedent to Obligations of Sellers	34

ARTICLE 10.	TERMINATION	35

10.1	Circumstances for Termination	35
10.2	Effect of Termination	35

ARTICLE 11.	INDEMNIFICATION	36

11.1	Survival of Representations and Warranties	36
11.2	Indemnification by Sellers	36
11.3	Indemnification by Buyer	36
11.4	Procedures for Indemnification	36
11.5	Limitations on Indemnification	38
11.6	Remedies Cumulative	38

ARTICLE 12.	MISCELLANEOUS PROVISIONS	38

12.1	Amendments and Waivers	38
12.2	Notices	38
12.3	Governing Law	39
12.4	Exhibits and Schedules	40
12.5	Assignments Prohibited; Successors and Assigns	40
12.6	No Third-Party Beneficiaries	40
12.7	Counterparts	40
12.8	Severability	40

12.9	Entire Agreement	40
12.10	Interpretation	40
12.11	Construction	41
12.12	Expenses of the Parties	41
12.13	Jurisdiction; Service of Process	41
12.14	Waiver of Jury Trial	41
12.15	Provisional Relief; Specific Performance	41
12.16	Recovery of Fees by Prevailing Party	42
12.17	Further Assurances	42
12.18	Time of the Essence	42
12.19	Confidentiality; Publicity	42
12.20	Guarantee of Buyer Parent	42

EXHIBITS:

Exhibit A – Certain Definitions

Exhibit 3.2(a) – Form of General Assignment and Bill of Sale

Exhibit 3.2(b)(i) – Form of Trademark Assignment

Exhibit 3.2(b)(ii) – Form of Patent Assignment

Exhibit 3.2(h) –  Matters to be Addressed in Opinions of Sellers’ Counsels

Exhibit 3.4(a) – Form of Assignment and Assumption

Exhibit 3.4(b) – Form of Transition Services Agreement

Exhibit 3.4(c) – Form of Termination Agreement

SCHEDULES:

Schedule 1.1(a) – Inventory

Schedule 1.1(b) – Machinery and Equipment

Schedule 1.1(c) – Personal Property

Schedule 1.1(d) – Personal Property Leases

Schedule 1.1(e) – TMR Business Intellectual Property

Schedule 1.1(f) – Assumed Contracts

Schedule 1.1(g) – Governmental Approvals

Schedule 1.1(h) – Books and Records

Schedule 1.2(c) – Certain Inventory

Schedule 1.2(k) – Certain Other Property

Schedule 8.1 – Transferred Employees

SELLERS DISCLOSURE SCHEDULE

BUYER DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (including the Sellers Disclosure Schedule, the Buyer Disclosure Schedule and all other schedules and exhibits attached hereto and as amended from time to time, this “Agreement”) is made as of November 5, 2010, by and among Novadaq Corp., a Delaware corporation (“Buyer”), PLC Systems Inc., a Yukon Territory corporation (“PLC Parent”), PLC Medical Systems, Inc., a Delaware corporation that is a wholly-owned subsidiary of PLC Parent (“PLC”), PLC Sistemas Medicos Internacionais (Deutschland) GmbH, a German corporation that is a wholly-owned subsidiary of PLC Parent (“PLC Germany”, together with PLC Parent and PLC, collectively, “Sellers” and individually, a “Seller”), and as an additional party for the limited purpose of Section 12.20 of this Agreement, Novadaq Technologies Inc., a Canadian corporation of which Buyer is a wholly-owned subsidiary (“Buyer Parent”).  Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, Sellers are collectively engaged in, as part of their overall business, the business of designing, developing, manufacturing, testing, marketing and selling the TMR Products (as hereinafter defined) and providing related services (including installation services, services related to extended service agreements and warranty and preventive maintenance services) (collectively, the “TMR Business”);

WHEREAS, PLC Parent, PLC, Buyer and Novadaq Technologies Inc. are parties to that certain Amended and Restated Distribution Agreement, dated as of March 20, 2007 (as amended, the “Amended and Restated Distribution Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Buyer, PLC Parent, PLC and Novadaq Technologies Inc. are entering into an Addendum to Amended and Restated Distribution Agreement; and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets, properties, rights and claims of the TMR Business on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.                       THE TRANSACTION

1.1                               Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in the assets, properties, goodwill and rights of Sellers used, held for use or intended to be used in, or related to, the TMR Business, of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Sellers (other than the Excluded Assets) (collectively, the “Purchased Assets”), including the following:

(a)                                  TMR Business Inventory.  All inventory of the TMR Business and all raw materials, work in process and finished goods used, held for use or intended to be used in, or related to, the TMR Business, wherever located and whether held by Sellers or third parties (collectively, the “Inventory”), including all those listed on Schedule 1.1(a);

(b)                                 Machinery and Equipment.  All tools, machinery and equipment primarily used, held for use or intended to be used in, or related to, the TMR Business, wherever located and whether held by Sellers or third parties (the “Machinery and Equipment”), including the Machinery and Equipment listed on Schedule 1.1(b);

(c)                                  Personal Property.  All personal property, office furnishings, supplies and other tangible personal property primarily used, held for use or intended to be used in, or related to, the TMR Business (the “Personal Property”), including the Personal Property listed on Schedule 1.1(c);

(d)                                 Personal Property Leases.  All rights in leases of personal property to which any Seller is a party primarily used, held for use or intended to be used in, or related to, the TMR Business (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 1.1(d);

(e)                                  Intellectual Property.  All TMR Business Intellectual Property, including the TMR Business Intellectual Property listed on Schedule 1.1(e);

(f)                                    Contracts.  All rights under the Contracts listed in Schedule 1.1(f), as such schedule may be updated pursuant to Section 6.3 (collectively, the “Assumed Contracts”);

(g)                                 Governmental Approvals.  All Governmental Approvals (and pending applications therefor) used, held for use or intended to be used in, or related to, the TMR Business, including the PMAs relating to the HL1 CO2 Heart Laser System and the HL2 CO2 Heart Laser System and all supplements thereto and the Governmental Approvals listed on Schedule 1.1(g);

(h)                                 Books and Records.  All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records (in each case, on whatever medium and whether written or electronic) (i) primarily relating to the TMR Business, the TMR Products, the Purchased Assets or the Assumed Liabilities, (ii) primarily used, held for use or intended to be used in, or related to, the TMR Business, (iii) primarily relating to or arising from the development, design, testing, clinical study, labeling, manufacture and distribution of the TMR Products and any modifications thereto, (iv) relating to FDA regulatory or foreign regulatory compliance applicable to the TMR Business, the TMR Products, the Purchased Assets or the Assumed Liabilities, including all PMAs and all supplements thereto and other filings, CE Marking correspondence and certifications, all laser reports submitted to the CDRH, all Device Master Records (as such term is defined in the QSR), Design History Files

(as such term is defined in the QSR), Device History Records (as such term is defined in the QSR), (v) relating to design, manufacturing and quality control applicable to the TMR Business, the TMR Products, the Purchased Assets or the Assumed Liabilities, including those necessary to enable Buyer to manufacture (or have a third party manufacture) the TMR Products in substantial compliance with the QSR and (vi) relating to all complaints, investigations, resolutions, studies, tests, preclinical and clinical trials, studies, data, ISO certification applicable to the TMR Business, the TMR Products, the Purchased Assets or the Assumed Liabilities (the “Books and Records”), including the Books and Records listed on Schedule 1.1(h) as they relate to the TMR Business;

(i)                                     Goodwill.  All goodwill generated by or associated with the TMR Business; and

(j)                                     Other Assets.  All other assets, properties, rights and claims primarily used, held for use or intended to be used in, or related to, the TMR Business.

1.2                               Excluded Assets.  Notwithstanding Section 1.1, the following assets of Sellers (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a)                                  Cash.  Cash, cash equivalents and marketable securities;

(b)                                 Receivables.  All of Sellers’ accounts and notes receivable, checks and negotiable instruments (the “Receivables”);

(c)                                  Certain Inventory.  One HL2 CO2 Heart Laser System from the Inventory, provided that such HL2 CO2 Heart Laser System, after the Closing, can only be sold by Sellers to one of the two named Persons listed on Schedule 1.2(c);

(d)                                 Equity Interests.  All of any Seller’s equity interests in any other Seller;

(e)                                  Deposits and Advances.  All of Sellers’ performance and other bonds, security and other deposits, advance payments, prepayments by customers that have been billed or are to be billed by Buyer prior to the Closing under customer service agreements, prepaid credits and deferred charges arising out of or relating to the TMR Business (the “Deposits and Advances”);

(f)                                    Corporate Documents.  Corporate seals, articles of continuance, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of any Seller;

(g)                                 Employment and Employee Benefit Contracts.  All employment Contracts and Employee Benefit Plans of any Seller and contracts of insurance for employee group medical, dental and life insurance plans;

(h)                                 Insurance Policies.  All insurance policies and the proceeds thereof;

(i)                                     Records.  All personnel records and other records that any Seller is required by law to retain in its possession;

(j)                                     Rights Under Certain Agreements.  All rights under the Transaction Documents; and

(k)                                  Certain Other Property.  The assets listed on Schedule 1.2(k).

1.3                               Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall assign, and Buyer shall assume, the Assumed Liabilities.  For the purposes of this Agreement, the “Assumed Liabilities” shall mean only (a) any Liability of Sellers that begins to accrue after the Closing Date under the Assumed Contracts that have been assigned to Buyer and (b) any continuing obligations under the customer service agreements set forth in Schedule 1.1(f) (as such schedule may be updated pursuant to Section 6.3) that have been assigned to Buyer.  Notwithstanding the foregoing, for purposes of clarification, the Assumed Liabilities shall not include (x) any Excluded Liabilities or (y) any Liability that arises as a result of any obligation of any Seller to act or refrain from acting under the Assumed Contracts prior to the Closing or any breach by any Seller of any applicable contractual obligation prior to the Closing.

1.4                               Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any Liability of any Seller or any Affiliate of any Seller (collectively, the “Excluded Liabilities”).  Without limiting the foregoing, Sellers shall retain and be responsible for, and Buyer shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:

(a)                                  Any assets, properties or Contracts that are not included in the Purchased Assets;

(b)                                 Any breaches of any Assumed Contract on or prior to the Closing Date or any payments or amounts due under any Assumed Contract on or prior to the Closing Date;

(c)                                  Taxes attributable to or imposed upon any Seller, or attributable to or imposed upon the Purchased Assets or the TMR Business for the Pre-Closing Period, or any Transfer Taxes;

(d)                                 Any loans, other indebtedness, or accounts payable;

(e)                                  Any Seller’s liability for any accidents, misconduct, negligence, or breach of fiduciary duty by any Seller occurring on or prior to the Closing Date;

(f)                                    Any legal proceeding initiated at any time (including any pending litigation that has been threatened in writing against any Seller or any of its affiliates), to the extent related to any action or omission on or prior to the Closing Date, including any Liability for any actual or alleged (i) infringement or misappropriation of Intellectual Property Rights; (ii) breach of product warranties; (iii) injury, death, property damage or losses arising from the TMR Business or its products or services; or (iv) violations of any Legal Requirements;

(g)                                 Any Employee Benefit Plans or any employee group medical, dental or life insurance plans or any other employee matter other than for Transferred Employees;

(h)                                 Any Liability to any employees other than Transferred Employees (including any Liability for making payments of any kind to any employees as a result of (i) the Transaction, (ii) any termination of any employee by any Seller, including any bonuses, severance payments, termination pay and other special compensation of any kind or (iii) other claims arising out of the terms of any employment with any Seller) or with respect to payroll taxes;

(i)                                     The performance of this Agreement and the Transaction;

(j)                                     Any liability of any Seller for Environmental and Safety Laws, which Liability relates to or arises out of (i) any acts or omissions of any Seller on or prior to the Closing Date or (ii) any facts, circumstances or conditions existing on or prior to the Closing Date relating to Hazardous Substances, including any management, disposal or arranging for disposal of Hazardous Substances in connection with the TMR Business, the TMR Products or the Purchased Assets or Assumed Liabilities or activities or operations occurring or conducted in connection with any predecessor operations off the TMR Business or otherwise;

(k)                                  Any costs or expenses incurred in shutting down the TMR Business and removing equipment not purchased by Buyer and any expenses associated with any Assumed Contracts not assumed by Buyer hereunder;

(l)                                     Any Liability for expenses and fees incurred by Sellers incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Buyer, and the consummation of the Transaction, including all broker, counsel and accounting fees and Transfer Taxes;

(m)                               Any Liability arising out of transactions, commitments, infringements, acts or omissions not in the ordinary course of business;

(n)                                 Any Legal Requirement applicable to any Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement on or prior to the Closing Date; and

(o)                                 Any Liability to any shareholders of any Seller.

1.5                               Assignment and Assumption.

(a)                                  Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the Consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets or otherwise affect adversely the rights of Buyer in the Purchased Assets, and the applicable Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset (each, a “Restricted Asset”).  Unless and until any such Consent is obtained, such Restricted Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose hereunder.

(b)                                 In any such case, if the Closing has occurred, Sellers shall use reasonable efforts to obtain, as soon as practicable, such Consent.  Buyer shall cooperate reasonably with Sellers in obtaining such Consents; provided, however, that Buyer shall not be required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.

(c)                                  Until such Consent shall have been obtained, Sellers shall at their own expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to Buyer, which results in Buyer receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to each Restricted Asset.

ARTICLE 2.                       PURCHASE AND SALE

2.1                               Terms of Purchase and Sale.  Subject to the terms of this Agreement, as full consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the execution and delivery of the Transaction Documents by Sellers to Buyer, Buyer shall deliver to Sellers at the Closing an aggregate amount equal to ONE MILLION UNITED STATES DOLLARS (US$1,000,000) (the “Purchase Price”), payable by wire transfer of immediately available U.S. funds, and an executed Assignment and Assumption.

2.2                               Transfer Taxes; Prorations.

(a)                                  Notwithstanding any Legal Requirements to the contrary, Sellers shall be responsible for and shall pay any Transfer Taxes when due, and shall, at their own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Buyer will join in the execution of any such tax returns and other documentation.

(b)                                 Sellers shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the TMR Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period.  Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the TMR Business or the ownership of the Purchased Assets attributable to the Post-Closing Period.

(c)                                  All personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the TMR Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer and Sellers based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

2.3                               Allocation of Purchase Price.  Immediately prior to the Closing, Buyer shall provide to Sellers for their review and approval (which approval shall not be unreasonably withheld) a reasonable proposed allocation of the Purchase Price between Sellers and among the various classes of Purchased Assets (as such classes are defined for the purposes of Section 1060 of the Code), which may be subject to further adjustment upon determination of the Adjusted Purchase Price.  All allocations made pursuant to this Section 2.3, shall be made in accordance with the requirements of Section 1060 of the Code.  None of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority.  The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

ARTICLE 3.                       THE CLOSING

3.1                               Time and Place of Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, or remotely by facsimile or other electronic means as the parties may mutually agree, at 10:00 A.M. on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 9 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

3.2                               Closing Deliveries by Seller.  At the Closing, Sellers shall (i) take all steps necessary to place Buyer in actual possession and operating control at Sellers’ principal offices in Franklin, Massachusetts of the TMR Business and the Purchased Assets and (ii) deliver the following items, duly executed by Sellers as applicable, all of which shall be in form and substance reasonably acceptable to Buyer:

(a)                                  General Assignment and Bill of Sale.  General Assignment and Bill of Sale covering all of the applicable Purchased Assets, in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);

(b)                                 Intellectual Property Assignment.  Any and all documents necessary to properly record the assignment to Buyer of all of Sellers’ right, title and interest in and to the TMR Business Intellectual Property, including (i) a trademark assignment, in the form of Exhibit 3.2(b)(i) attached hereto, for all of the Trademarks (the “Trademark Assignment”) and (ii) a patent assignment, in the form of Exhibit 3.2(b)(ii) hereto, for all of the Patents (the “Patent Assignment”).

(c)                                  FDA Letter.  A letter to the FDA, in a form that complies with applicable Legal Requirements and that is reasonably agreed to by the parties hereto (the “Sellers FDA Letter”);

(d)                                 Other Conveyance Instruments.  Such other specific instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request;

(e)                                  Assignments of Leases.  Assignments of all Personal Property Leases;

(f)                                    Consents.  Duly executed Consents of all third parties required by each Seller to consummate the Transaction, in form and substance reasonably satisfactory to Buyer, including those Consents listed in Section 4.3 of the Sellers Disclosure Schedule;

(g)                                 Payoff and Release Letters.  Payoff and release letters from creditors of Sellers, together with UCC-3 termination statements, with respect to any financing statements filed against any of the Purchased Assets, terminating all Encumbrances (including Tax liens) on any of the Purchased Assets;

(h)                                 Opinions of Sellers’ Counsels.  Opinions addressing the matters set forth in Exhibit 3.2(h), in each case, dated as of the Closing Date, from Gennari Aronson, LLP, Sellers’ U.S. legal counsel, with respect to U.S. law matters and Macdonald & Company, Sellers’ Canadian legal counsel, with respect to Canadian law matters;

(i)                                     Officer’s Certificate.  A certificate executed on behalf of each Seller by its President or Chief Executive Officer, dated as of the Closing Date, certifying the matters set forth in Section 9.1(a) and Section 9.1(b);

(j)                                     Secretary’s Certificate.  A certificate of each Seller’s Secretary certifying as to (i) such Seller’s Articles of Continuance or Certificate of Incorporation (or equivalent organizational document) and bylaws (or equivalent organizational document) as in effect as of the Closing Date, (ii) resolutions of such Seller’s shareholders and such Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and (iii) the incumbency of such Seller’s officers executing this Agreement and all other Transaction Documents;

(k)                                  Certificate of Good Standing.  A certificate from the Secretary of State (or equivalent Governmental Authority) of each Seller’s jurisdiction of incorporation, certifying as to such Seller’s good standing and payment of all applicable Taxes;

(l)                                     Prepayment of Product Liability Insurance.  Evidence reasonably satisfactory to Buyer that all premiums necessary for Sellers to maintain the product liability insurance policy in the manner required by Section 7.12 have been fully prepaid.

3.3                               Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver the following items, duly executed by Buyer as applicable, all of which shall be in a form and substance reasonably acceptable to Sellers:

(a)                                  Wire Transfer.  A wire transfer to the account designated in writing by Sellers in the amount of the Purchase Price; and

(b)                                 Officer’s Certificate.  A certificate executed on behalf of Buyer by its President or Chief Executive Officer, dated as of the Closing Date, certifying the matters set forth in Section 9.2(a) and Section 9.2(b).

3.4                               Closing Deliveries by Buyer and Seller.  At the Closing, Buyer and Sellers shall deliver the following items, duly executed:

(a)                                  Assignment and Assumption Agreement.  Assignment and Assumption Agreement, covering all of the Assumed Liabilities, in the form attached hereto as Exhibit 3.4(a) (the “Assignment and Assumption”);

(b)                                 Transition Services Agreement.  Transition Services Agreement, in the form attached hereto as Exhibit 3.4(b);

(c)                                  Termination Agreement.  Termination Agreement, in the form attached hereto as Exhibit 3.4(c), terminating, effective as of the Closing, the Amended and Restated Distribution Agreement; and

(d)                                 Other Documentation.  Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all Encumbrances.

ARTICLE 4.                       REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the disclosure schedule of Sellers delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Sellers Disclosure Schedule”) (provided, that if any fact or item disclosed in any section of the Sellers Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Sellers hereby represent and warrant, on a joint and several basis, to Buyer that, as of the date hereof:

4.1                               Organization and Qualification.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Seller is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  PLC Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity, except for PLC and PLC Germany.  Each of PLC and PLC Germany does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity.

4.2                               Authority.  Each Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation by each Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement or to consummate the Transaction (other than the approval of this Agreement and the other Transaction Documents by the shareholders of PLC Parent in accordance with the Yukon Business Corporations Act, as amended (the “YBCA”), and PLC Parent’s Articles of Continuance and By-laws).  This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by each Seller.  This Agreement constitutes, and at the Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.3                               No Conflicts; Required Consents.  No Consents other than those set forth in Section 4.3 of the Sellers Disclosure Schedule are required with respect to each Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller do not and will not, with or without notice or lapse of time, (a) conflict with or violate such Seller’s Articles of Continuance or Certificate of Incorporation (or equivalent organizational document) and bylaws (or equivalent organizational document), (b) conflict with or violate any Legal Requirement applicable to such Seller or by which any property or asset of such Seller is bound or affected, (c) assuming the Consents listed in Section 4.3 of the Sellers Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of such Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, (d) violate or conflict with any other material restriction of any kind or character to which such Seller is subject, or (e) require such Seller to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

4.4                               PLC Parent’s SEC Filings; Financial Statements.

(a)                                  PLC Parent has filed with the SEC all forms, reports and other documents required to be filed or furnished by PLC Parent since January 1, 2007 (collectively, the “PLC Parent SEC Reports”).  Each PLC Parent SEC Report (i) complied, and in the case of the PLC Parent SEC Reports to be filed between the date of this Agreement and the Closing Date will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and. the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof, at the time of filing will not contain, any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Neither PLC nor PLC Germany is required to file any form, report or other document with the SEC.

(b)           Each of the consolidated financial statements contained in the PLC Parent SEC Reports (collectively, the “PLC Parent Financial Statements”) (i) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position, results of operations and cash flows of PLC Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c)           PLC Parent is in compliance in all material respects with SOX.  Neither PLC Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among PLC Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, PLC Parent or any of its subsidiaries in the PLC Parent Financial Statements or any PLC Parent SEC Report.

4.5          Absence of Undisclosed Liabilities.  Except as and to the extent set forth on the consolidated balance sheet of PLC Parent and its consolidated subsidiaries as at June 30, 2010 (the “Reference Balance Sheet Date”), including the notes thereto, neither PLC Parent nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would have any adverse impact on the TMR Business to be transferred to Buyer, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, except for (a) liabilities and obligations incurred in the ordinary course of business in amounts consistent with past practice since the Reference Balance Sheet Date, (b) liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect, (c) liabilities and obligations under executory Contracts to which PLC Parent or any of its subsidiaries is a party, other than as a result of a breach thereunder, and (d) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transaction.  No Seller has any indebtedness for borrowed money outstanding as of the date hereof.

4.6          Absence of Changes.  Since the Reference Balance Sheet Date, (a) Sellers have conducted the TMR Business in the ordinary course of business; (b) no event or circumstance has occurred that has had or is reasonably likely to have a Material Adverse Effect on Sellers or the TMR Business, taken as a whole; and (c) no Seller has taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the date of this Agreement and the Closing Date.

4.7          Assumed Contracts.

(a)           True and complete copies of each Assumed Contract (including all amendments, supplements, modifications and waivers thereof) have been made available to Buyer by Sellers.

(b)           Each Assumed Contract is currently valid and in full force and effect, and is enforceable by the Seller that is party thereto in accordance with its terms.

(c)           No Seller is in default, and no party has notified any Seller that it is in default, under any Assumed Contract.  No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time (i) result in a violation or breach of any of the provisions of any Assumed Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Assumed Contract; (iii) give any Person the right to accelerate the maturity or performance of any Assumed Contract or to cancel, terminate or modify any Assumed Contract; or  (iv) otherwise have a Material Adverse Effect on Sellers or the TMR Business, taken as a whole, in connection with any Assumed Contract.

(d)           No Seller has waived any of its rights under any Assumed Contract.

(e)           The performance of the Assumed Contracts will not result in any violation of or failure by any Seller to comply with any Legal Requirement.

(f)            The Assumed Contracts constitute all of the Contracts necessary to enable Sellers to conduct the TMR Business in the manner in which such TMR Business is currently being conducted and in the manner in which such TMR Business is proposed to be conducted.

(g)           The assignment to Buyer of any of the Assumed Contracts shall not result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the TMR Business.

4.8          Title; Sufficiency; Condition of Assets.

(a)           Sellers (i) have good and valid title to all of the Purchased Assets free and clear of any Encumbrances except the Permitted Encumbrances and (ii) are the exclusive legal and equitable owners of the Purchased Assets.  None of the Permitted Encumbrances could reasonably be expected to materially impair the continued use and operation of the Purchased Assets to which they relate in the conduct of the TMR Business.  Sellers have full unrestricted right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.  The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.  The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Buyer ownership and possession of, and the right to use, all of the Purchased Assets (including all Governmental Approvals, including the PMAs relating to the HL1 CO2 Heart Laser System and the HL2 CO2 Heart Laser System and all supplements thereto).

(b)           The Purchased Assets include all of the assets required for conducting the TMR Business as presently conducted and to perform all Assumed Liabilities.  Upon the Closing, Buyer will be entitled to the continued possession and use of all Purchased Assets.  Except for the Purchased Assets, there are no other assets, properties or rights, including, to Sellers’ actual Knowledge, intellectual property rights, that are required by Sellers, or that will be required by Buyer after the Closing, to conduct the TMR Business in a manner substantially consistent in all material respects with the manner in which Seller currently conducts the TMR Business.

(c)           The tangible Purchased Assets listed on Section 4.8(c) of the Sellers Disclosure Schedule (i) are in good operating condition and repair, ordinary wear and tear excepted, (ii) are suitable and adequate for continued use in the ordinary course of business; and (iii) conform to all Legal Requirements.  Without limiting the other representations and warranties of Sellers, all other tangible Purchased Assets have been inspected by Buyer and are being purchased in an “AS IS” condition.

(d)           As of the date hereof, Sellers are and continually since January 1, 2007 has been, insured by insurers, reasonably believed by Sellers to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

4.9          Real Property Leases; Location of Tangible Purchased Assets.  The only real estate lease to which any Seller is a party is the real estate lease covering 24,000 square feet of leased space at 10 Forge Park, Franklin, Massachusetts 02038 (the “Real Property Lease”), together with all of Sellers’ right, title and interest in all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”).  The Real Property Lease, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by any Seller, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by any Seller or, to Sellers’ Knowledge, by any third party.  All tangible Purchased Assets are, and at the Closing will be, located on the Leased Real Property or already in the possession of Buyer.

4.10        Intellectual Property.

(a)           Schedule 1.1(e) sets forth an accurate and complete list of all TMR Business Intellectual Property material to the conduct of the TMR Business as currently conducted by Sellers and either owned by or registered in Sellers’ names (the “TMR Business Registered Intellectual Property Rights”), or owned by others and licensed to Sellers, specifying as to each, as applicable: (i) the nature of such TMR Business Intellectual Property, (ii) the owner of such TMR Business Intellectual Property, (iii) in the case of TMR Business Registered Intellectual Property Rights, the jurisdictions by or in which such intellectual property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing, and (iv) contracts, licenses, sublicenses, agreements and other arrangements as to which any Seller is a party and pursuant to which any person (including any Seller) is authorized to use such intellectual property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(b)           Each item of TMR Business Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(c)           The TMR Business Intellectual Property set forth on Schedule 1.1(e) constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the TMR Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by Sellers prior to the Closing and, to the Knowledge of Sellers, by Buyer following the Closing.

(d)           Each item of TMR Business Intellectual Property either (i) is exclusively owned by Sellers and was developed, created and written solely by current and/or former employees of Sellers acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Sellers, and no third party owns or has any rights to any such TMR Business Intellectual Property, or (ii) is duly and validly licensed to Sellers for use in the manner currently used by Sellers in the conduct of the TMR Business and, as it is currently planned or contemplated to be used by Seller in the conduct of the TMR Business prior to the Closing and, to the Knowledge of Sellers, by Buyer following the Closing.

(e)           In each case in which any Seller has acquired any Intellectual Property Rights from any Person, such Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to such Seller.  No Person who has licensed Intellectual Property Rights to any Seller has ownership rights or license rights to improvements made by such Seller in such Intellectual Property Rights.  No Seller has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was TMR Business Intellectual Property to any Person.

(f)            Sellers have no actual Knowledge of any facts, circumstances or information that would reasonably be expected to  (i) render any TMR Business Intellectual Property invalid or unenforceable, (ii)  adversely affect any pending application for any TMR Business Registered Intellectual Property Right, or (iii)  adversely affect or impede the ability of any Seller to use any TMR Business Intellectual Property in the conduct of the TMR Business as it is currently conducted or as it is currently planned or contemplated to be conducted by Sellers prior to Closing.  No Seller has misrepresented, or failed to disclose, and no Seller has any Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any TMR Business Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise reasonably be expected to affect the validity or enforceability of any TMR Business Registered Intellectual Property Right.

(g)           All necessary registration, maintenance and renewal fees in connection with each item of TMR Business Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such TMR Business Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such TMR Business Registered Intellectual Property Rights.  There are no actions that must be taken by any Seller within one hundred eighty (180) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights.  To the maximum extent provided for by, and in accordance with, applicable laws and regulations, each Seller has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to such Seller with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the United States Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h)           Sellers have taken all commercially reasonably necessary action to maintain and protect (i) the TMR Business Intellectual Property, and (ii) the secrecy, confidentiality, value and Sellers’ rights in the Confidential Information and Trade Secrets of Sellers and those provided by any Person to Sellers, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Sellers to execute appropriate confidentiality and assignment agreements.  All copies thereof shall be delivered to Buyer at the Closing.  No Seller has any Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the TMR Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such.    All individuals who have had access to such Trade Secrets and Confidential Information has signed a confidentiality agreement with respect thereto.

(i)            The operation of the TMR Business as it is currently conducted, or as it is currently planned or contemplated to be conducted by Sellers prior to the Closing, does not and will not, and will not when operated by Buyer in the same manner following the Closing and in compliance with all Legal Requirements (provided, however, that for purposes of this clause, Legal Requirements shall not be deemed to include the Intellectual Property Rights of any third party), to Sellers’ actual Knowledge, infringe or misappropriate any Intellectual Property Rights of any Person in the United States or in any other jurisdiction where the TMR Products have been distributed prior to the Closing Date.  Since January 1, 2005, no Seller has received notice from any Person claiming that such operation or any products or services of the TMR Business (including any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Seller have Knowledge of any basis therefor).

(j)            To the Knowledge of Sellers, no Person is currently violating, infringing or misappropriating any TMR Business Intellectual Property Right.

(k)           There are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world naming any of Sellers as a party thereto, related to any of the TMR Business Intellectual Property, including any TMR Business Registered Intellectual Property Rights.

(l)            Neither the TMR Business Intellectual Property nor any product or service of the TMR Business is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Sellers or that may affect the validity, use or enforceability of such TMR Business Intellectual Property.

(m)          Section 4.10(m) of the Sellers Disclosure Schedule lists all Assumed Contracts affecting any Intellectual Property Rights.  No Seller is in breach of, and no Seller has failed to perform under, any such Assumed Contracts and, to Sellers’ Knowledge, no other party to any such Assumed Contracts, is in breach thereof or has failed to perform thereunder, where any such breach would have a Material Adverse Effect.

(n)           Other than normal sales contracts for the sale of Heart Lasers or any related supplies or kits, Section 4.10(n) of the Sellers Disclosure Schedule lists all Assumed Contracts under which any Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by such Seller or such other person of the Intellectual Property Rights of any Person other than such Seller.

(o)           To the Knowledge of Sellers, there is no Assumed Contract affecting any TMR Business Intellectual Property under which there is any dispute regarding the scope of such Assumed Contract, or performance under such Assumed Contract, including with respect to any payments to be made or received by any Seller thereunder.

(p)           All TMR Business Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.  The consummation of the Transaction as contemplated hereby will not result in any loss of, or the diminishment in value of, any TMR Business Intellectual Property or the right to use any TMR Business Intellectual Property.

(q)           Neither this Agreement nor the Transaction, including the assignment to Buyer, by operation of law or otherwise, of any Assumed Contracts will result in (i) Buyer granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the TMR Business, or (iii) Buyer being obligated to pay any royalties or other amounts to any third party.

4.11        Inventory.  All of the items in Sellers’ Inventory are (a) valued on the PLC Parent Financial Statements at the lower of cost or market value, on a first-in, first-out basis in accordance with GAAP; (b) any of the Inventory which is not fully reserved on Parent’s most recent SEC Reports is of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; and (c)  free of defects and damage

4.12        Regulatory Compliance.

(a)           Enforcement Actions.  There is no actual, or to the Knowledge of Sellers threatened, enforcement action by the FDA or any other Governmental Authority that has jurisdiction over the operations of any Seller, and no Seller has received notice of any pending or threatened claim against any Seller for such an enforcement action, and no Seller has received any communication that any Governmental Authority is considering such action.

(b)           Reports, Documents, Claims and Notices.  All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Authority by any Seller have been so filed, maintained or furnished.  All such reports, documents, claims, and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing) such that no Liability exists with respect to such filing.

(c)           Noncompliance Notice.  No Seller has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Authority alleging or asserting noncompliance with any applicable Legal Requirements or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any applicable Legal Requirements that (i) could foreseeably be unresolved as of the Closing Date, or (ii) is unresolved as of the Closing Date, and no Seller has Knowledge or reason to believe that the FDA or any Governmental Authority is considering such action.

(d)           Effectiveness of Licenses.  All licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto that any Seller has received or made to the FDA or any other Governmental Authority has not been limited, suspended, modified or revoked and no Seller has Knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action.

(e)           Studies.  Section 4.12(e) of the Sellers Disclosure Schedule sets forth an accurate and complete description of all studies, tests and preclinical and clinical trials since January 1, 2005  related to the TMR Business, the TMR Products or the Purchased Assets (“Studies”) that have been conducted by any Seller, including the related results and regulatory status where applicable.  All such Studies have been conducted in compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal laws, rules, regulations and guidances, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and the Federal Food, Drug, and Cosmetic Act, as amended, and its implementing regulations including, but not limited to, 21 C.F.R.  Parts 50, 54, and 56, 58 and 812.  No Seller has received any notices, correspondence or other communication from the FDA or any other

Governmental Authority requiring the termination, suspension or modification of any clinical trials conducted by, or on behalf of, any Seller, or in which any Seller has participated, and no Seller has Knowledge that the FDA or any other Governmental Authority is considering such action.

(f)            FDA Requirements.  The manufacture by any Seller of the TMR Products is being conducted, and to the Knowledge of Sellers the manufacture by any third party contracted by any Seller for the manufacture of such TMR Products is being conducted, in compliance with all applicable Legal Requirements, including the FDA’s current Good Manufacturing Practices (QSR).  All complaints about the TMR Products have been timely reviewed, evaluated, and investigated as appropriate, and adequate corrective and preventive action has been or is in the process of being timely implemented, all as required under 21 C.F.R. Sections 820.100, 820.198 and other applicable provisions of the QSR.  In addition, each Seller is in compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 460 and 21 C.F.R. Part 207 and all other applicable Legal Requirements.  The TMR Products have been commercially distributed by Seller to its distributors in compliance with the conditions of approval set forth by the FDA included in the PMAs.  Sellers have complied in all material respects with all such conditions of approval.  Sellers have not made any false, misleading, or otherwise inaccurate statements to the FDA or any other Governmental Authority.

(g)           Recalls.  Since January 1, 2005, no Seller has, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning notice, “dear doctor” letter, investigator notice or other notice or action disclosing an alleged defect or lack of safety or efficacy of any TMR Product that (i) could foreseeably be unresolved as of the Closing Date, or (ii) is unresolved as of the Closing Date, and no report has been filed or is required to have been filed with respect to any TMR Product under any Legal Requirements.  No Seller has Knowledge of any facts that are reasonably likely to cause (1) the recall, market withdrawal or replacement of any TMR Product; (2) a change in the marketing classification or a change in labeling of any TMR Product, (3) a termination or suspension of marketing of any TMR Product, (4) liability for returns or other product liability claims with respect to any Product, or (5) an obligation to report to any Governmental Authority regarding any TMR Product.

(h)           21 C.F.R. Part 11.  Sellers have policies and procedures or a formal compliance program to ensure compliance with all requirements of 21 C.F.R. Part 11, including those necessary: (i) to ensure that its records are validated and audit trails are generated to support or to evidence compliance with the legal requirements imposed by the appropriate jurisdictions and the jurisdictions in which any Seller conducts the TMR Business; and (ii) to train and educate its new and current employees with such policies and procedures to the extent required by law.  A true, accurate and complete copy of the written policies and procedures or formal compliance program described immediately above has been made available to Buyer.

4.13        Environmental Matters.

(a)           Sellers are in compliance with all Environmental and Safety Laws, including possessing all Governmental Approvals and the maintenance of required financial assurances required for its operations under applicable Environmental and Safety Laws.  The Purchased Assets meet all applicable standards under all Environmental and Safety Laws for the purposes of conducting the TMR Business as currently conducted.

(b)           No Seller has received written notice of, or is the subject of, any actions, claims, fines, penalties, action for injunctive relief or contribution, cause of action for violation, matter concerning compliance or nuisance, investigations, demands, requests for information, citation, complaint or notices by any person alleging liability arising under any Environmental and Safety Law or for damages to natural resources or to person or to property.

(c)           With respect to any real property currently or formerly owned or leased by Sellers (including the Leased Real Property), or, to Seller’s Knowledge, any property owned or leased by any Person to whom any Seller has sold or leased any of the Purchased Assets, there have been no Releases of Hazardous Materials that are reasonably likely to result in a claim against any Seller.  No Seller has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities arising out of or related to the generation, storage, handling, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under Environmental and Safety Laws.  No Seller has transported, treated or disposed nor arranged for the transportation, treatment or disposal of any Hazardous Materials to any location which (i) is or was listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state or local list of sites requiring investigation, remedial action, or other Proceeding under any Environmental and Safety Law, or (ii) is currently or has been the subject of any Proceeding, Legal Requirement, or Encumbrance regarding any actual or alleged Release of any Hazardous Materials.

4.14        Suppliers; Distributors.

(a)           Since January 1, 2009, there has not been any material adverse change in the business relationship of Sellers with any material supplier or sole source supplier of disposable kits.  Section 4.14(a) of the Sellers Disclosure Schedule sets forth an accurate and complete (i) list of the ten (10) largest suppliers of the TMR Business determined on the basis of dollar volume for each of the last three fiscal years, (ii) breakdown of the amounts paid to each such supplier for each of the last three fiscal years, (iii) list of all sole source suppliers of significant goods or services to the TMR Business with respect to which practical alternative sources of supply are not available on comparable terms and conditions, and (iv) breakdown of the amounts paid to each such sole source supplier for each of the last three fiscal years.

(b)           Section 4.14(b) of the Sellers Disclosure Schedule sets forth an accurate and complete list of each distributor through which Sellers currently distribute the TMR Products.

4.15        Employees and Consultants.

(a)           Employees and Contracts.  No Transferred Employee has been granted the right to continued employment by such Seller or to any material compensation following termination of employment with such Seller.  No Seller has any Knowledge that any Transferred

Employee intends to terminate his or her employment or other engagement with such Seller, nor does such Seller have a present intention to terminate the employment or engagement of any Transferred Employee.

(b)           Compensation.  Section 4.15(b) of the Sellers Disclosure Schedule sets forth an accurate, correct and complete list of all:

(i)            Transferred Employees, including each Transferred Employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise),

(ii)           bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Transferred Employee since the Reference Balance Sheet Date,

(iii)          increases in any Transferred Employee’s wage or salary since the Reference Balance Sheet Date, and

(iv)          increases or changes in any other benefits or insurance provided to any Transferred Employees since the Reference Balance Sheet Date.  No Transferred Employee is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c)           Disputes.  There are no claims, disputes or controversies pending or, to the Knowledge of Sellers, threatened involving any Transferred Employees.  No Seller has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d)           Compliance with Legal Requirements.  Sellers have complied with all Legal Requirements related to the employment of its Transferred Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.  Sellers have no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.

(e)           Unions.  No Seller has any collective bargaining agreements with any of its employees.  There is no labor union organizing or election activity pending or, to the Knowledge of Sellers, threatened with respect to any Seller.

4.16        Employee Benefit Plans.  Sellers have maintained and funded all of their employee benefit plans (collectively, the “Employee Benefit Plans”) in accordance with their terms and all applicable laws.  Neither Seller nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or

Multiemployer Plan.  Nothing contained in any of the Employee Benefit Plans will obligate Buyer to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.

4.17        Compliance with Legal Requirements.

(a)           Each Seller is not now, and during the past five years has not been, in conflict with, or in default, breach or violation of, any Legal Requirement applicable to such Seller, or by which any property or asset of such Seller is bound or affected.

(b)           No Seller, nor to the Knowledge of Sellers or any of their Representatives, (i) has made any unlawful domestic or foreign political contributions; (ii) has made any payment or provided services which were not legal to make or provide or which such Seller or, to the Knowledge of Sellers, such Representative should have known were not legal for the payee or the recipient of such services to receive; (iii) has received any payments, services or gratuities which were not legal to receive or which such Seller or such Representative should have known were not legal for the payor or the provider to make or provide; (iv) has had any transactions or payments which are not recorded in its books of account and other financial records or disclosed in its financial statements; (v) has had any off-book bank or cash accounts or “slush funds”; (vi) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Authority they represent to obtain special concessions; or (vii) has made illegal payments to obtain or retain business, in each in connection with the Purchased Assets or the TMR Business.

(c)           Each Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.  No product sold or service provided by any Seller, or, to the Knowledge of Seller, by any agent or distributor of Seller, during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Syria, Libya, Sudan or North Korea in violation of any law.

4.18        Governmental Approvals.  Sellers are in possession of all Governmental Approvals necessary for Sellers to own, lease and operate their respective properties or to carry on the TMR Business as it is now being conducted.  No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Sellers, threatened, and except for those Governmental Approvals set forth in Section 4.18 of the Sellers Disclosure Schedule, no other Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents.

4.19        Litigation.  There is no Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller, or any property or asset of any Seller.  To Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  No Seller nor any property or asset of any Seller is subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction or would have a Material Adverse Effect on the TMR Business.

4.20        Taxes.

(a)           Each Seller has timely filed all Tax Returns relating to the TMR Business that it was required to file, and such Tax Returns are true, correct and complete in all respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes relating to the TMR Business are payable by any Seller with respect to any period ending prior to the date of this Agreement.  Each Seller has withheld and paid all Taxes relating to the TMR Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  There are no liens for Taxes on the Purchased Assets, other than liens for Taxes not yet due and payable.

(b)           To the Knowledge of Sellers, no audit of any Tax Return relating to the TMR Business is currently pending or threatened.  No claim has ever been made by any Governmental Authority in a jurisdiction where no Seller files any Tax Returns relating to the TMR Business that it is or may be subject to taxation by that jurisdiction.

(c)           Sellers have treated themselves as owners of each of the Purchased Assets for Tax purposes.  None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(d)           Each Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.21        Solvency.  No Seller is entering into this Agreement or the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted.  The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities.  Each Seller’s assets, at a fair valuation, exceed its liabilities, and each Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction.  After the Closing of the Transaction, each Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.  No Seller is aware of any fact or circumstance that would lead it to believe that (i) it is unable, or will be unable after the Closing of the Transaction, to meet its debts as they mature or (ii) it will become insolvent as a result of the Transaction.

4.22        Product Warranties.  All of the Purchased Assets  previously sold  by Sellers are in conformity with all applicable contractual commitments and applicable law and all express and implied warranties  No Seller has been notified of any claims for (and no Seller has any Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the Purchased Assets.  There have been no product recalls, withdrawals or seizures with respect to any of the Purchased Assets manufactured, sold or delivered by Sellers.

4.23        Product Liability.  Since January 1, 2005, no Seller has had, and no Seller has, any liability (and, to Sellers’ Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchased Assets or the TMR Products manufactured, sold or delivered by Sellers prior to the Closing Date.

4.24        Disclosure.  No statement (including the representations, warranties and covenants) by Sellers contained in this Agreement, the Sellers Disclosure Schedule, the exhibits and schedules attached hereto, the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.25        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Sellers.

4.26        Transactions with Affiliates.  There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between any Seller, on the one hand, and any of the directors, officers or other affiliates of any Seller, on the other hand, related to the TMR Business which are to be assumed by Buyer hereunder..

4.27        Proxy Statement.  The proxy statement to be sent to the shareholders of PLC Parent in connection with the PLC Parent Shareholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) shall not, on the date first mailed to the shareholders of PLC Parent, and at the time of the PLC Parent Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the PLC Parent Shareholders’ Meeting that shall have become false or misleading.  Notwithstanding the foregoing, Sellers do not make any representation or warranty with respect to any information supplied by Buyer or any of its Representatives for inclusion in the Proxy Statement or any other document required to be filed by PLC Parent with the SEC or disseminated to PLC Parent’s shareholders in connection with this Agreement and the Transaction.

4.28        Vote Required.  The affirmative vote of at least two-thirds of the combined shares voting at a special meeting of shareholders of PLC Parent at which at least two shareholders or proxyholders holding not less than ten percent (10%) of the issued and outstanding shares of PLC Parent are present, is the only vote of PLC Parent’s shareholders necessary (under applicable Legal Requirements or otherwise), to approve this Agreement and the Transaction (the “PLC Parent Shareholder Approval”).

ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections of the disclosure schedules of Buyer delivered to Sellers concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”) (provided, that if any fact or item disclosed in any section of the Buyer Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Buyer hereby represents and warrants to Buyer that, as of the date hereof:

5.1          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Buyer is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

5.2          Authority.  Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Buyer of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction.  This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by Buyer.   This Agreement constitutes, and at the Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

5.3          No Conflicts; Required Consents.  No Consents other than those set forth in Section 5.3 of the Buyer Disclosure Schedule are required with respect to Buyer’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not and will not, with or without notice or lapse of time, (a) conflict with or violate Buyer’s Certificate of Incorporation or bylaws or equivalent organizational documents, (b) conflict with or violate any Legal Requirement applicable to Buyer or by which any property or asset of Buyer is bound or affected, (c) assuming the Consents listed in Section 5.3 of the Buyer Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, (d) violate or conflict with any other material restriction of any kind or character to which Buyer is subject, or (e) require Buyer to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

5.4          Financial Capacity.  At the Closing, Buyer shall have sufficient funds, or shall have procured adequate financing upon terms satisfactory to Seller, to enable Buyer to pay the Purchase Price and to perform all of its obligations hereunder.

5.5          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

5.6          Proxy Statement.  The information supplied by Buyer for inclusion in the Proxy Statement, if any, shall not, as of the date first mailed to the shareholders of PLC Parent, and at the time of the PLC Parent Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the PLC Parent Shareholders’ Meeting that shall have become false or misleading.  Notwithstanding the foregoing, Buyer does not make any representation or warranty with respect to any information supplied by any Seller or any of its Representatives for inclusion in the Proxy Statement.

ARTICLE 6.       CONDUCT PRIOR TO CLOSING

6.1          Sellers’ Conduct of the TMR Business.  From the date of this Agreement until the Closing Date, Sellers covenant and agree that they shall, and shall cause their respective officers, directors and employees to, (a) conduct the TMR Business only in the ordinary course of business and in a manner consistent with past practice, (b) pay all of their respective Liabilities and Taxes as they become due, (c) maintain insurance coverage to cover anticipatable risks of Sellers, (d) retain and maintain good relationships with their respective employees and (e) maintain good relationships consistent with their current efforts with their respective licensors, licensees, suppliers, contractors, distributors, customers and others having business dealings with respect to the TMR Business.  Sellers shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of Sellers which would have a Material Adverse effect on the TMR Business, and any event of which Sellers are aware which reasonably would be expected to have a Material Adverse Effect on Sellers or the TMR Business, taken as a whole (even if the likelihood of such event has previously been disclosed or could result from any item set forth in the Sellers Disclosure Schedule).  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or disclosed in the Sellers Disclosure Schedule, each Seller shall not, from the date of this Agreement until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer: (a) enter into, create, incur or assume any obligations which would have an adverse effect on Sellers’ or Buyer’s ability to conduct the TMR Business in substantially the same manner and condition as currently conducted by Sellers; (b) acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Sellers) of, or by any other manner, any business or any entity; (c) sell, transfer, lease, license or otherwise encumber any of  the Purchased Assets, except for the sale of inventory in the ordinary course of business; (d) take any action not announced prior to September 14, 2010 to the customers, suppliers or distributors of Sellers, including providing promotions, coupons, discounts or price increases; (e) enter into any agreements or commitments with another person, except on commercially reasonable terms in the ordinary course of business which would not have a Material Adverse Effect on the TMR Business; (f) violate any Legal Requirements applicable to Sellers; (g) change or announce any change to the TMR Business or any products or services thereto; (h) violate, terminate or amend any Assumed Contracts; (i) purchase, lease, license or otherwise acquire any assets to be transferred to Buyer, except for supplies required by Sellers in the ordinary course of business; (j) fail to maintain all inventory at current levels or fail to maintain the Purchased Assets in the same repair, order and condition, reasonable wear and tear excepted, as such Purchased Assets are currently maintained; or (k) enter into any contract or agree, in writing or otherwise, to take any of the actions described in this Section 6.1, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

6.2          No Solicitation.

(a)           Until the termination of this Agreement pursuant to its terms, Sellers shall not, and Sellers shall cause their Representatives not to, directly or indirectly (i) initiate, solicit or encourage (including by way of furnishing information regarding the TMR Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties, which may reasonably be expected to lead to any proposal concerning the sale of any Seller, the TMR Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of all of the capital shares, purchase of assets or otherwise) (a “Competing Proposal”) or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a potential Competing Proposal or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  For purposes of clarification, the provisions of this Section 6.2 are not intended to restrict Sellers from engaging in any activities necessary for Sellers to raise financing from any third party financing source (other than any medical device company which competes or intends to compete with the TMR Business).

(b)           If at any time prior to the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to its terms, any Seller is approached in any manner by a third party concerning a Competing Proposal (a “Competing Party”), such Seller shall promptly inform Buyer regarding such contact and, unless prohibited by the terms of any Confidentiality Agreement between such Competing Party and any of Sellers, furnish Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and such Seller shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.

(c)           Notwithstanding anything in this Agreement to the contrary, if prior to the receipt of the PLC Parent Shareholder Approval (i) PLC Parent receives a bona fide unsolicited written Competing Proposal which (A) constitutes a Superior Competing Proposal or (B) which

PLC Parent’s Board of Directors determines in good faith, after consultation with its outside financial and legal advisors, would reasonably be expected to result in a Superior Competing Proposal by the Person (or group of Persons) making such Competing Proposal and (ii) prior to taking the actions in (A) and (B) below, PLC Parent’s Board of Directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Legal Requirements, then, prior to receipt of the PLC Parent Shareholder Approval, PLC Parent may: (A) furnish (or cause to be furnished by its Representatives) nonpublic information to the Persons (or group of Persons) making such Competing Proposal and its Representatives and financing sources, if, and only if, prior to so furnishing such information, PLC Parent receives from the persons (or group of persons) and its Representatives and financing sources an executed confidentiality agreement that contains provisions that are no less favorable in the aggregate to PLC Parent and its subsidiaries than the provisions contained in the Non-Disclosure and Confidentiality Agreement dated August 16, 2010 among PLC Parent, PLC, Novadaq Technologies, Inc. and Buyer (the “Non-Disclosure and Confidentiality Agreement”), and (B) engage in discussions or negotiations with the Persons (or group of Persons) and its Representatives with respect to the Competing Proposal.  For purposes hereof, a “Superior Competing Proposal” shall mean a bona fide written unsolicited Competing Proposal made by any Person or group of Persons for all or a significant portion of the assets that comprise the TMR Business, assets representing more than fifty percent (50%) of the consolidated revenue of PLC Parent and its subsidiaries taken as a whole or more than fifty percent (50%) of the outstanding shares of PLC Parent such that following such transaction, the shareholders of PLC Parent immediately preceding the consummation of such transaction would hold less than fifty percent (50%) of the outstanding equity of PLC Parent immediately following such transaction, (and which proposal has not been obtained by or on behalf of PLC Parent in violation of this Section 6.2, and with respect to which PLC Parent has fulfilled its obligations pursuant to this Section 6.2) on terms that PLC Parent’s Board of Directors determines in good faith, after consultation with PLC Parent’s financial and legal advisors, and after taking into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the Person making the proposal and any potential revisions to this Agreement suggested by Buyer or its Representatives, are more favorable from a financial point of view to PLC Parent and its shareholders than the Transaction.

(d)           Nothing contained in this Agreement shall prohibit PLC Parent or PLC Parent’s Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing any “stop-look-and-listen” communication, if, in the good faith judgment of the PLC Parent’s Board of Directors, after consultation with its outside legal advisors, such disclosure is required under applicable law; provided that, (i) such disclosure shall be made at the latest time permissible under applicable law and (ii) if such disclosure has the substantive effect of a PLC Parent Change of Recommendation, it shall be deemed a PLC Parent Change of Recommendation.

6.3          Updated Assumed Contracts Schedule.  Immediately prior to the Closing, Buyer and Sellers shall jointly prepare an updated Schedule 1.1(f) to include any additional customer service contracts arranged by Buyer or Sellers and entered into by Sellers between the date of this Agreement and the Closing Date (each, an “Additional Assumed Contract”).  Any such Additional Assumed Contract shall be deemed an Assumed Contract for all purposes under this Agreement.

ARTICLE 7.       ADDITIONAL AGREEMENTS

7.1          PLC Parent Shareholders’ Meeting.

(a)           As promptly as practicable after the execution of this Agreement, and in any event within ten (10) Business Days after the date hereof, PLC Parent shall prepare, and PLC Parent shall file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement).  Buyer shall provide to PLC Parent such information concerning Buyer as may be reasonably requested by PLC Parent for inclusion in the Proxy Statement.  At the earliest practicable time (and in any event within five (5) Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement, and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, PLC Parent shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to its shareholders.  Prior to filing any Proxy Statement or any other filing with the SEC in connection with the Transaction, PLC Parent shall provide Buyer and its counsel with reasonable opportunity to review and comment on each such filing in advance, and PLC Parent shall in good faith consider including in such filings all comments reasonably proposed by Buyer.  All documents that PLC Parent files with the SEC in connection with this Agreement or the Transaction, including the Proxy Statement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(b)           PLC Parent shall notify Buyer promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with this Agreement or the Transaction or for additional/supplemental information in connection therewith.  PLC Parent shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any other such filing, (i) supply Buyer with copies of all written correspondence received in connection therewith, and (ii) provide Buyer a reasonably detailed description of any oral comments received in connection therewith.  PLC Parent (x) shall provide Buyer with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to this Agreement or the Transaction, and (y) shall consider in good faith including in such response all comments reasonably proposed by Buyer in respect of the filings and (z) shall provide Buyer and its counsel a reasonable opportunity to, if allowed by the SEC, listen to any discussions or meetings with the SEC or its staff with respect to such filings.  PLC Parent shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Closing, any event or information relating to PLC Parent, any other Seller, Buyer or any of their affiliates, should be discovered by Buyer or PLC Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party which discovers such information shall promptly notify the other parties and PLC Parent shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by any applicable Legal Requirements, disseminated to the shareholders of PLC Parent.

(i)            PLC Parent shall take all action necessary in accordance with applicable Legal Requirements and PLC Parent’s Articles of Continuance and By-laws (i) to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable, and in any event (to the extent permissible under applicable Legal Requirements) within forty-five (45) days after the mailing of the definitive Proxy Statement to the shareholders of PLC Parent, for the purpose of considering the adoption of this Agreement (the “PLC Parent Shareholders’ Meeting”), and (ii) (A) include in the Proxy Statement the recommendation of PLC Parent’s Board of Directors that PLC Parent’s shareholders vote in favor of the adoption of this Agreement and the Transaction (the “PLC Parent Recommendation”), and (B) use its reasonable efforts to solicit from the shareholders of PLC Parent proxies in favor of the adoption of this Agreement and secure the vote or consent of PLC Parent’s shareholders as required by the rules of the OTC Bulletin Board, the YBCA or other applicable Legal Requirements to effect the Transaction.    PLC Parent shall ensure that the PLC Parent Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the PLC Parent Shareholders’ Meeting are solicited, in compliance in all material respects with all applicable Legal Requirements.  Notwithstanding anything in this Agreement to the contrary, PLC Parent’s Board of Directors may withdraw, amend or modify the PLC Parent Recommendation (a “PLC Parent Change of Recommendation”) if the PLC Parent’s Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure of PLC Parent’s Board of Directors to effect a PLC Parent Change of Recommendation would be inconsistent with such directors’ fiduciary duties under applicable Legal Requirements; provided, however, that if such PLC Parent Change of Recommendation is as a result of a Competing Proposal, PLC Parent’s Board of Directors shall have concluded in good faith after consultation with its outside financial and legal advisors that such Competing Proposal is a Superior Competing Proposal.  In the event that, subsequent to the date of this Agreement and prior to the PLC Parent Shareholders’ Meeting, there shall have been a PLC Parent Change of Recommendation, unless this Agreement is terminated in accordance with its terms, as the case may be, PLC Parent shall nevertheless submit this Agreement to its shareholders for adoption at the PLC Parent Shareholders’ Meeting.  Without limiting the generality of the foregoing, PLC Parent agrees that (i) its obligation to duly call, give notice of, convene and hold the PLC Parent Shareholders’ Meeting shall not be affected by the withdrawal, amendment or modification of the PLC Parent Recommendation, and (ii) its obligations pursuant to this Section 7.1 shall not be affected by the commencement, public proposal, public disclosure or communication to any Seller of any Competing Proposal (whether or not a Superior Competing Proposal).

7.2          Certain Notifications.  From the date of this Agreement until the Closing, Sellers shall give prompt notice to Buyer of:

(a)           any action taken by Sellers not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect;

(b)           the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and

(c)           any failure of any Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(d)           any communication or correspondence from, to or with the FDA or any other Governmental Authority relating to the TMR Business, the TMR Products, the Purchased Assets or the Assumed Liabilities;

provided, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.3          Access to Information.  From the date of this Agreement until the Closing Date, upon reasonable notice, Sellers shall:

(a)           give Buyer and its Representatives full access to Sellers’ buildings, offices, and other facilities, to Persons having business relationships with Sellers (including suppliers, licensees, customers and distributors), and to all of the Books and Records, whether located on their premises or at another location,

(b)           permit Buyer to make such inspections as it may require,

(c)           cause its officers to furnish Buyer with such financial, operating, technical and product data and other information with respect to the TMR Business and the assets of Sellers as it from time to time may request, including financial statements and schedules,

(d)           allow Buyer the opportunity to interview Seller’s employees and other personnel and Affiliates, and

(e)           reasonably assist and cooperate with Buyer in the development of integration plans for implementation by Buyer following the Closing;

provided, that no investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made by Sellers or Buyer herein.

7.4          Reasonable Efforts.  From the date of this Agreement until the Closing, each of Sellers and Buyer shall use their respective reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article 9.

7.5          Consents.  Sellers will use reasonable efforts to obtain prior to Closing all Consents from Governmental Authorities or under any contracts or other agreements as may be required in connection with the Transaction so as to preserve all rights of and benefits to Sellers thereunder.  At the request of Sellers, Buyer shall provide Sellers with such assistance and information as is reasonably requested by Sellers to obtain such Consents.  Any costs incurred in obtaining the Consents shall be borne by Sellers.

7.6          Expenses.  Whether or not the Transaction is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

7.7          Confidentiality.    At the Closing, the obligations of Buyer under the Non-Disclosure and Confidentiality Agreement, with respect to all information relating to the TMR Business and the Purchased Assets shall terminate.  From and after the Closing, Sellers shall treat all information relating to the TMR Business (whether disclosed to Sellers by Buyer or held or owned by Sellers prior to the Closing) as if it had been disclosed to Sellers by Buyer pursuant to such Non-Disclosure and Confidentiality Agreement, or as otherwise provided in any of the Transaction Documents, except where any disclosure is required by Legal Requirements or otherwise by the request of any Government Agency.

7.8          Bulk Sales Law Waiver.  Subject to Section 11.2, each party hereto agrees to waive compliance by the other with any applicable bulk sales Legal Requirements in connection with the Transaction.

7.9          FDA Matters.  Promptly after the Closing, Sellers shall file with the FDA an original and a copy of the Sellers FDA Letter and provide a copy of the as-filed Sellers FDA Letter to Buyer.

7.10        Limited Power of Attorney.  Effective upon the Closing, each Seller hereby irrevocably appoints Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer reasonably determines is necessary or advisable to fulfill such Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, (a) to demand and receive any and all Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same; (b) to institute, prosecute, defend, compromise and/or settle any and all Proceedings with respect to the Purchased Assets and Assumed Liabilities; (c) to make any filings required to transfer any TMR Business Intellectual Property or any other Purchased Assets; and (d) to receive and open all mail, packages and other communications addressed to such Seller and relating to the TMR Business.  The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.

7.11        Records and Documents.

(a)           For a period of ten (10) years after the Closing, at Sellers’ request, Buyer shall provide Sellers with reasonable access to and the right to make copies of those records and documents related to the operation of the TMR Business prior to the Closing, and the possession of which is retained by or in the possession of Buyer, as are necessary for Sellers’ proper payment of Taxes and Sellers’ filing of other reports with any Governmental Authority and as otherwise required by any Legal Requirements.  If during such period Buyer elects to dispose of such records and documents, Buyer shall give Sellers no less than sixty (60) days’ prior written notice, during which period Sellers shall have the right to take such records and documents without further consideration.

(b)           For a period of ten (10) years after the Closing, at Buyer’s request, Sellers shall provide Buyer with reasonable access to and the right to make copies of all books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records (in each case, on whatever medium and whether written or electronic) retained or received by Sellers that are not included in the Purchased Assets but relate to the TMR Business, the TMR Products, the Purchased Assets or the Assumed Liabilities.  If during such period Sellers elect to dispose of such books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records, Sellers shall give Buyer no less than sixty (60) days’ prior written notice, during which period Buyer shall have the right to take such books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records without further consideration.

7.12        Insurance and Warranty Claims.  For a period of three (3) years after the Closing, Sellers shall maintain in full force and effect product liability insurance on all TMR Products and other products of the TMR Business manufactured or sold prior to the Closing Date in an amount no less than Five Million Dollars ($5,000,000).  Such policy shall name Buyer as an additional insured and provide that it may not be cancelled without prior notice to Buyer.  Prior to or at the Closing, Sellers shall fully prepay all premiums necessary for Sellers to maintain such policy in the manner required by this Section 7.12.  Sellers shall provide, at Buyer’s request, reasonably satisfactory evidence that such insurance policy continues to be in effect and that all premiums have been paid.

ARTICLE 8.                      EMPLOYEES

8.1                               Transferred Employees.  Buyer shall offer employment, to be effective as of the Closing Date and contingent upon the Closing, on terms to be determined by Buyer, to those employees of Sellers who are listed on Schedule 8.1 (collectively, the “Transferred Employees”).  Sellers shall terminate the employment, to be effective immediately prior to the Closing, of any Transferred Employees to whom Buyer makes an offer of employment and who deliver countersigned offer letters to Buyer prior to the Closing.  The parties acknowledge and agree that it is not the intention of the parties that any contracts of employment of any employee of any Seller shall be assumed by Buyer as a result of the Transaction.  Sellers shall use reasonable efforts to  encourage the Transferred Employees to continue their work with the TMR Business until the Closing and thereupon to accept employment with Buyer.

8.2                               Employee Benefit Arrangements.

(a)                                  In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Sellers and Buyer shall cooperate, both before and after the Closing Date, to (i) exchange information related to the Transferred Employees, including employment records, benefits information, and financial statements and (ii) take any other actions with respect to the Transferred Employees and their respective beneficiaries and dependents.

(b)                                 Sellers shall retain responsibility for providing health care continuation coverage under any one or more of their group health plans in accordance with Section 54.4980B-9 Q&A-8 of the Treasury Regulations to all “M&A Qualified Beneficiaries” (as defined in Section 54.4980B-9 Q&A-4(a) of the Treasury Regulations), including any such individuals whose qualifying event relates to a termination of employment with Buyer on or after the Closing Date but in connection with the transactions contemplated herein. For purposes of this Section 8.2(b), “M&A Qualified Beneficiaries” shall not include the Transferred Employees who are hired by Buyer.  Sellers will continue to maintain one or more group health plans for as long as necessary in order to be able to fulfill its health care continuation coverage obligations under this Section 8.2(b).

8.3                               No Benefit to Sellers Employees Intended.  Nothing in this Article 8 shall be construed to entitle any Transferred Employee to continue his or her employment with Buyer for any period of time, nor to interfere with the rights of Buyer or Sellers to discharge or discipline any Transferred Employee, to change the terms of any Transferred Employee’s employment, or to amend or terminate any employee benefit plans at any time.  This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Buyer and Sellers.

ARTICLE 9.                      CONDITIONS TO CLOSING

9.1                               Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

(a)                                  Representations and Warranties.  (i) All of the representations and warranties of Sellers set forth in this Agreement (or in any written statement or certificate that shall be delivered to Buyer by Sellers under this Agreement) shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all material respects as of such earlier date); and (ii) all of the representations and warranties of Sellers set forth in this Agreement (or in any written statement or certificate that shall be delivered to Buyer by Sellers under this Agreement) that are qualified by materiality or “Material Adverse Effect” shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date).

(b)                                 Performance of Obligations.  Sellers shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                                  No Material Adverse Change.  There shall have been no Material Adverse Effect from the date hereof through the Closing Date as it relates to the TMR Business.

(d)                                 PLC Parent Shareholder Approval.  PLC Parent shall have obtained the PLC Parent Shareholder Approval.

(e)                                  Legal Requirements.  No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction at the Closing, or which otherwise adversely affects in any material respect the right or ability of Buyer to own, operate or control the TMR Business or the Purchased Assets, in whole or material part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(f)                                    Closing Deliveries.  Sellers shall have delivered to Buyer all of the closing documents and agreements required to be delivered by them pursuant to Sections 3.2 and 3.4.

9.2                               Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Sellers in writing:

(a)                                  Representations and Warranties.  (i) All of the representations and warranties of Buyer set forth in this Agreement (or in any written statement or certificate that shall be delivered to Sellers by Buyer under this Agreement) shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all material respects as of such earlier date); and (ii) all of the representations and warranties of Buyer set forth in this Agreement (or in any written statement or certificate that shall be delivered to Sellers by Buyer under this Agreement) that are qualified by materiality or “Material Adverse Effect” shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date).

(b)                                 Performance of Obligations.  Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                                  PLC Parent Shareholder Approval.  PLC Parent shall have obtained the PLC Parent Shareholder Approval.

(d)                                 Closing Deliveries.  Buyer shall have delivered to Sellers all of the closing documents and agreements required to be delivered by it pursuant to Sections 3.3 and 3.4.

ARTICLE 10.                TERMINATION

10.1                        Circumstances for Termination.  At any time prior to the Closing, this Agreement may be terminated by written notice:

(a)                                  by the mutual written consent of Buyer and Sellers;

(b)                                 by either Buyer, on the one hand, or Sellers, on the other hand, if the other party is in breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 9.1(a) and (b), and Section 9.2(a) and (b), and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c)                                  by either Buyer, on the one hand, or Sellers, on the other hand, if the Closing has not occurred on or prior to February 28, 2011 (the “Outside Closing Date”) for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date;

(d)                                 by either Buyer, on the one hand, or Sellers, on the other hand, if satisfaction of a closing condition of the terminating party in Article 9 is impossible, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(e)                                  by either Buyer, on the one hand, or Sellers, on the other hand, if PLC Parent shall not have obtained the PLC Parent Shareholder Approval at the PLC Parent Shareholders’ Meeting, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; or

(f)                                    by Sellers if the holders of PLC Parent shares (other than shares held by officers and directors of PLC Parent and any affiliate of any officer or director) with a fair market value of at least $200,000 (as measured based upon the closing price of PLC Common Stock reported on the OTC Bulletin Board on the last business day immediately prior to the PLC Parent Shareholders’ Meeting) and who are entitled to vote at the PLC Parent Shareholders’ Meeting, exercise their rights to dissent/object at or prior to the PLC Parent Shareholders’ Meeting under Section 193 of the YBCA (which dissension or objection has not been legally withdrawn by the time of the stockholder vote).

10.2                        Effect of Termination.  If this Agreement is terminated in accordance with Section 10.1, all obligations of the parties hereunder shall terminate without further liability to any party hereto, except for the obligations set forth in this Article 10 and Sections 12.3, 12.6, 12.12, 12.13, 12.14, 12.16 and 12.19; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 11.                INDEMNIFICATION

11.1                        Survival of Representations and Warranties.

(a)                                  All representations and warranties of Sellers or Buyer in this Agreement or any other Transaction Document shall survive the Closing until the 18-month anniversary of the Closing Date (the “Survival Date”); provided, that: (i) all representations and warranties relating to Taxes shall survive until thirty (30) calendar days after expiration of all applicable statutes of limitations relating to such Taxes; (ii) all representations and warranties of Sellers contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3 (No Conflicts; Required Consents), Section 4.8(a) (Title) and  Section 4.25 (Brokers) (collectively, the “Sellers’ Fundamental Representations”) and Buyer contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority), Section 5.3 (No Conflicts; Required Consents) and Section 5.5 (Brokers) (collectively, the “Buyer’s Fundamental Representations”) shall survive indefinitely; and (iii) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 11.4 shall survive until final resolution of such claim.

(b)                                 The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

11.2                        Indemnification by Sellers.  Subject to the limitations set forth in this Article 11, Sellers shall indemnify, defend and hold harmless, on a joint and several basis, Buyer and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Buyer Damages”), arising out of, relating to or resulting from: (a) any breach of a representation or warranty of Sellers contained in this Agreement or in any other Transaction Document; (b) any breach of a covenant of Sellers contained in this Agreement or in any other Transaction Document; (c) any Excluded Asset or Excluded Liability; or (d) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction.

11.3                        Indemnification by Buyer.  Subject to the limitations set forth in this Article 11, Buyer shall indemnify, defend and hold harmless Sellers and their Representatives (collectively, the “Seller Indemnified Persons”) from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Seller Damages”), arising out of, relating to or resulting from: (a) any breach of a representation or warranty of Buyer contained in this Agreement or in any other Transaction Document; (b) any breach of a covenant of Buyer contained in this Agreement or in any other Transaction Document; or (c) any Assumed Liability.

11.4                        Procedures for Indemnification.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 11.2 or 11.3, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(i)                                     the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(b)                                 the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; (6) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim, or (7) the Indemnitee reasonably believes that the Buyer Damages or the Seller Damages, as the case may be, relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Article 11; and

(i)                                     if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

11.5                        Limitations on Indemnification.

(a)                                  Notwithstanding anything herein to the contrary, Sellers shall not be obligated to indemnify Buyer under this Article 11:

(i)                                     unless the aggregate of all Buyer Damages exceeds THIRTY THOUSAND UNITED STATES DOLLARS (US$30,000) (the “Sellers’ Basket”), in which case Buyer shall be entitled to recover all Buyer Damages, excluding the amount equal to the Sellers’ Basket; or

(ii)                                  to the extent that the aggregate of all Buyer Damages exceeds ONE MILLION UNITED STATES DOLLARS (US$1,000,000) (the “Sellers’ Indemnification Cap”);

provided, that the Sellers’ Indemnification Cap and the Sellers’ Basket shall not limit any indemnification obligation of Sellers (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by Sellers; (y) arising out of, relating to or resulting under Section 11.2(b), (c) or (d) or from a breach of any of Sellers’ Fundamental Representations; or (z) if the Transaction does not close.

(b)                                 In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

11.6                        Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

ARTICLE 12.                MISCELLANEOUS PROVISIONS

12.1                        Amendments and Waivers.  This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties.  Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.2                        Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) days following the day when deposited with the United

States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Buyer:

Novadaq Corp.
11091 Corsia Trieste Way, Unit 201
Bonita Springs, FL 34135
Attention:  President
Fax:  (905) 629 - 8779

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Morrison & Foerster LLP
425 Market St.
San Francisco, CA 94105
Attention:  Key Shin
Fax:  (415) 268-7522

If to Sellers:

PLC Systems Inc.
10 Forge Park
Franklin, MA 02038
Attention:  Chief Executive Officer
Fax:  (508) 541-7990

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Gennari Aronson, LLP

First Needham Place

250 First Avenue

Needham, Massachusetts  02494

Attention:  Neil Aronson

Fax:  (781) 719-9853

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

12.3                        Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

12.4                        Exhibits and Schedules.  All Exhibits and Schedules attached hereto (including the Sellers Disclosure Schedule and the Buyer Disclosure Schedule) are hereby incorporated by reference into, and made a part of, this Agreement.

12.5                        Assignments Prohibited; Successors and Assigns.  Sellers shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, their rights or obligations under or interest in this Agreement without the prior written consent of Buyer.  Any purported assignment or other disposition by Sellers, except as permitted herein, shall be null and void.  For purposes of this section, the terms “assign” and “assignment” shall be deemed to include (i) a merger in which a party hereto is not the surviving entity, (ii) a consolidation or division of a party hereto, (iii) a sale of all or substantially all of the assets of a party hereto, or (iv) a change of control resulting from a sale or repurchase of shares or similar transaction involving a party hereto.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

12.6                        No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

12.7                        Counterparts.  This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

12.8                        Severability.  If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

12.9                        Entire Agreement.  This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, among the parties.  The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

12.10                 Interpretation.  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement.  The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.  Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

12.11                 Construction.  The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.  Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

12.12                 Expenses of the Parties.  Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

12.13                 Jurisdiction; Service of Process.  In accordance with the laws of the State of New York, and without limiting the jurisdiction or venue of any other court, the parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.

12.14                 Waiver of Jury Trial.  THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT.

12.15                 Provisional Relief; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court of the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

12.16      Recovery of Fees by Prevailing Party.  If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

12.17      Further Assurances.  Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

12.18      Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.19      Confidentiality; Publicity.  Sellers, on the one hand, and Buyer, on the other hand, shall not issue any press release or otherwise make any public statements or announcements with respect to this Agreement and/or the Transaction without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or applicable stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.  Notwithstanding the foregoing, Sellers, on the one hand, and Buyer, on the other hand, agree that the initial press release to be issued with respect to the transactions contemplated hereby will be in the form heretofore agreed to by the parties.

12.20      Guarantee of Buyer Parent.  Buyer Parent hereby absolutely and unconditionally guarantees to Sellers the payment and performance when due of the obligations of Buyer under this Agreement.  This guarantee is irrevocable and is and will remain an unconditional guarantee of payment and performance, not of collection.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

BUYER:
NOVADAQ CORP.

By:	/s/ Stephen Purcell
Name: Stephen Purcell
sTitle: Chief Financial Officer

BUYER PARENT (SOLELY FOR THE LIMITED PURPOSE OF SECTION 12.20):

NOVADAQ TECHNOLOGIES INC.

By:	/s/ Stephen Purcell
Name: Stephen Purcell
Title: Chief Financial Officer

SELLERS:
PLC SYSTEMS INC.

By:	/s/ James G. Thomasch
Name: James G. Thomasch
Title: Chief Financial Officer

PLC MEDICAL SYSTEMS, INC.

By:	/s/ James G. Thomasch
Name: James G. Thomasch
Title: Chief Financial Officer

PLC SISTEMAS MEDICOS INTERNACIONAIS (DEUTSCHLAND) GMBH

By:	/s/ James G. Thomasch
Name: James G. Thomasch
Title: Agent for PLC Sistemas Medicos Internacionais (Deutschland) GmbH

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

“Additional Assumed Contract” shall have the meaning specified in Section 6.3.

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer or director   The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.

“Agent of Service” shall have the meaning specified in Section 12.13.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended and Restated Distribution Agreement” shall have the meaning set forth in the second Recital.

“Assignment and Assumption” shall have the meaning specified in Section 3.4(a).

“Assumed Contracts” shall have the meaning specified in Section 1.1(f).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Books and Records” shall have the meaning specified in Section 1.1(h).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Damages” shall have the meaning specified in Section 11.2.

“Buyer Disclosure Schedule” shall have the meaning specified in Article 5.

“Buyer’s Fundamental Representations” shall have the meaning specified in Section 11.1(a).

“Buyer Parent” shall have the meaning set forth in the Preamble.

“CDRH” shall mean the FDA’s Center for Devices and Radiological Health.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Competing Party” shall have the meaning specified in Section 6.2(b).

“Competing Proposal” shall have the meaning specified in Section 6.2(a).

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights (including moral rights) corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Deposits and Advances” shall have the meaning specified in Section 1.2(e).

“Employee Benefit Plans” shall have the meaning specified in Section 4.16.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, reservation, imperfection of title, condition or, to Sellers’ Knowledge, any restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental and Safety Laws” shall mean any Legal Requirements applicable to any environmental media (which means ambient air, water, groundwater land surface or substrata or waste), ordinances, codes, regulations, rules, policies, directives, requirements, treaties, and orders and all other permits, approvals, clearances, consents and conditions associated therewith, which prohibit, regulate or control any Hazardous Material or that are intended to assure the protection of the environment, health, welfare or the safety of employees, workers or other persons, including the public.  For the avoidance of doubt, “Environmental and Safety Laws” shall include any Legal Requirements of the United States Occupational and Safety Health Administration and the United States Department of Transportation and their state equivalents.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning specified in Section 4.4(a).

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liabilities” shall have the meaning specified in Section 1.4.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto and, where applicable, for markets outside of the United States, the corresponding regulatory agency or Governmental Authority having jurisdiction.

“GAAP” shall have the meaning specified in Section 4.4(b).

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any:  (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Hazardous Materials” shall mean any material or substance, including permitted emissions or discharges, that is prohibited or regulated by Environmental and Safety Laws or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, or otherwise a danger to health in any environmental media (air, water, land or waste), human health, natural resources or the environment, including PCBs, asbestos, petroleum, mold, and urea formaldehyde.

“Indemnitee” shall have the meaning specified in Section 11.4.

“Indemnitor” shall have the meaning specified in Section 11.4.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Inventory” shall have the meaning specified in Section 1.1(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge”  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:  (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a  reasonable investigation concerning the truth or existence of such fact or other matter.  Sellers and Buyer shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective directors, officers or employees with the authority to establish policy for the company has actual knowledge of such fact or other matter after reasonable inquiry.

“Leased Real Property” shall have the meaning set forth in Section 4.9.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(b).

“Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Material Adverse Effect” means:

(a)           with respect to Buyer, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to prevent or materially delay consummation of the Transaction or otherwise to prevent Buyer or its subsidiaries from performing its obligations under this Agreement; and

(b)           with respect to Sellers, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Sellers or the TMR Business or (ii) to prevent or materially delay consummation of the Transaction or otherwise to prevent Sellers from performing their obligations under this Agreement.

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Sellers under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Non-Disclosure and Confidentiality Agreement” shall have the meaning specified in Section 6.2(c).

“Order” shall mean any:  (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Outside Closing Date” shall have meaning specified in Section 10.1(c).

“Owned and Leased Vehicles” shall have the meaning specified in Section 1.1(c).

“Patent Assignment” shall have the meaning specified in Section 3.2(b).

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications and provisional applications and from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications (in (a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions and restorations by existing and future extension and restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents and patent applications (in (a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, and any importation, revalidation, confirmation and introduction patent and registration patent and patent of additions to any such foregoing patent applications and patents (in (a), (b), (c) and (d)), and (f) all invention disclosures.

“Permitted Encumbrance” shall mean (a) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business, (b) conditional sales contracts (covering personalty and equipment, but not real property) and equipment leases entered into in the ordinary course of business, and (c) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” shall have the meaning specified in Section 1.1(d).

“Personal Property Leases” shall have the meaning specified in Section 1.1(e).

“PLC” shall have the meaning set forth in the Preamble.

“PLC Germany” shall have the meaning set forth in the Preamble.

“PLC Parent” shall have the meaning set forth in the Preamble.

“PLC Parent Change of Recommendation” shall have the meaning specified in Section 7.1(b).

“PLC Parent Financial Statements” shall have the meaning specified in Section 4.4(b).

“PLC Parent Recommendation” shall have the meaning specified in Section 7.1(b).

“PLC Parent SEC Reports” shall have the meaning specified in Section 4.4(a).

“PLC Parent Shareholder Approval” shall have the meaning specified in Section 4.28.

“PLC Parent Shareholders’ Meeting” shall have the meaning specified in Section 7.1(b).

“PMA” shall mean the premarket approvals issued by the FDA and all supplements thereto in respect of the TMR Products and, where applicable, includes the corresponding certificates and approvals required for marketing in other jurisdictions, including, but not limited to, ISO certifications and CE Mark certifications.

“Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Proxy Statement” shall have the meaning specified in Section 4.27.

“PTO” shall have the meaning specified in Section 4.10(g).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“QSR” shall mean the Quality Systems Regulation, 21 C.F.R. Part 820, as amended.

“Real Property Leases” shall have the meaning specified in Section 4.9.

“Receivables” shall have the meaning specified in Section 1.2(b).

“Reference Balance Sheet Date” shall have the meaning specified in Section 4.5.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign:  (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents (other than  distributors or licensees),  subsidiaries and lenders of a party.  In addition, all Affiliates of Sellers shall be deemed to be “Representatives” of Sellers.

“Restricted Asset” shall have the meaning specified in Section 1.5(a).

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall have the meaning specified in Section 4.4(a).

“Seller” and “Sellers” shall have the respective meanings set forth in the Preamble.

“Seller Damages” shall have the meaning specified in Section 11.3.

“Seller Indemnified Persons” shall have the meaning specified in Section 11.3.

“Sellers’ Basket” shall have the meaning specified in Section 11.5(a).

“Sellers Disclosure Schedule” shall have the meaning specified in Article 4.

“Sellers FDA Letter” shall have the meaning specified in Section 3.2(c).

“Sellers’ Fundamental Representations” shall have the meaning specified in Section 11.1(a).

“Sellers’ Indemnification Cap” shall have the meaning specified in Section 11.5(a).

“SOX” shall have the meaning specified in Section 4.4(a).

“Studies” shall have the meaning specified in Section 4.12(e).

“Superior Competing Proposal” shall have the meaning specified in Section 6.2(c).

“Survival Date” shall have the meaning specified in Section 11.1(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, social services, goods and services, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“TMR Business” shall have the meaning set forth in the first Recital.

“TMR Business Intellectual Property” shall mean all Intellectual Property Rights related to the TMR Business, the Purchased Assets or the Assumed Liabilities and held by Sellers, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Sellers, including the Business Registered Intellectual Property Rights.

“TMR Business Registered Intellectual Property Rights” shall have the meaning specified in Section 4.10(a).

“TMR Products” shall mean HL1 CO2 Heart Laser Systems and HL2 CO2 Heart Laser Systems and related products and accessories, including, without limitation, TMR Disposable Kits.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Sellers with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademark Assignment” shall have the meaning specified in Section 3.2(b).

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or Sellers in connection with the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“Transferred Employees” shall have the meaning specified in Section 8.1.

“Worker” and “Workers” shall have the respective meanings specified in Section 4.15(a).

“YBCA” shall have the meaning specified in Section 4.2.